As filed with the Securities and Exchange Commission on July 31, 2024

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under The Securities Act of 1933

Garmin Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Switzerland (State or Other Jurisdiction of Incorporation or Organization)	98-0229227 (IRS Employer Identification No.)

Mühlentalstrasse 2, 8200 Schaffhausen, Switzerland

(Address of Principal Executive Offices Including Zip Code)

Garmin Ltd. 2005 Equity Incentive Plan

(Full Title of the Plan)

Joshua H. Maxfield

1200 East 151st Street

Olathe, Kansas 66062

(Name and Address for Agent for Service)

(913) 397-8200

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑ Accelerated filer ☐

Non-accelerated filer ☐ Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Garmin Ltd. (the “Registrant”) hereby files this Registration Statement on Form S-8 (the “Registration Statement”) to register an additional 5,000,000 of the Registrant’s Registered Shares, par value $0.10 per share (the “Registered Shares”), under the Garmin Ltd. 2005 Equity Incentive Plan (as amended or amended and restated to date, the “Plan”). Previously filed registration statements on Form S-8 are effective for the Plan. Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-8 (Registration No. 333-189178) filed by the Registrant on June 7, 2013, plus the Registration Statement on Form S-8 (Registration No. 333-125717) filed by the Registrant on June 10, 2005, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents have been filed by the Registrant with the Commission (Commission File No. 001-41118) and are incorporated herein by reference:

(a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023, filed on February 21, 2024;
(b)
The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2024, filed on May 1, 2024, and Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2024, filed on July 31, 2024;
(c)
The Registrant’s Current Reports on Form 8-K filed on April 8, 2024, June 11, 2024 and June 24, 2024 (other than portions of these documents not deemed to be filed); and
(d)
The description of the Registered Shares contained in the Registrant’s Registration Statement on Form 8-A, filed on December 2, 2021, as updated by the description of the Registered Shares contained in Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023, and as amended by any subsequently filed amendments and reports updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Although this area of law is unsettled in Switzerland, the Registrant believes, based on the interpretation of leading Swiss legal scholars, which is a persuasive authority in Switzerland, that, under Swiss law, the Registrant may indemnify the members of its board of directors and its officers unless the indemnification results from a breach of their duties that constitutes gross negligence or intentional breach of duty of the member of the board of directors or officer concerned. The Registrant’s articles of association make indemnification of members of the board of directors and officers and advancement of expenses to defend claims against members of the board of directors and officers mandatory on the part of the Registrant to the fullest extent allowed by Swiss law. Swiss law permits, and the Registrant’s articles of association authorize, the Registrant, or each member of the board of directors or officer individually, to purchase and maintain insurance on behalf of such members of the board of directors and officers. The Registrant has obtained such insurance from one or more third party insurers.

Item 8. Exhibits.

Exhibit Number Description

4.1 Articles of Association of the Registrant, as amended and restated on June 7, 2024 (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed on June 11, 2024)

4.2 Organizational Regulations of the Registrant, as amended on October 25, 2019 (incorporated by reference to Exhibit 3.2 of the Registrant’s Amendment No. 1 to Current Report on Form 8-K/A, filed on November 21, 2019)

4.3 Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Exchange Act (incorporated by reference to Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023, filed on February 21, 2024)

5.1‡ Opinion of Homburger AG, Swiss counsel to the Registrant

23.1‡ Consent of Ernst & Young LLP

23.2‡ Consent of Homburger AG (included in Exhibit 5.1)

24.1‡ Powers of Attorney (included on the signature page of this Registration Statement)

99.1 Garmin Ltd. 2005 Equity Incentive Plan, as amended and restated on June 7, 2024 (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed on June 11, 2024)

107‡ Calculation of Filing Fee Tables

‡ Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olathe, State of Kansas, on this 31st day of July, 2024.

GARMIN LTD.

By: /s/ Clifton A. Pemble

Name: Clifton A. Pemble

Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Clifton A. Pemble, Douglas G. Boessen, Andrew R. Etkind, and Joshua H. Maxfield, or any of them, each acting alone, as the true and lawful attorney-in-fact or agent, or attorneys-in-fact or agents, for each of the undersigned, with full power of substitution and resubstitution, and in the name, place and stead of each of the undersigned, to execute and file any and all amendments, including post-effective amendments, supplements and exhibits to the Registration Statement and any and all applications or other documents to be filed with the Commission or any state securities commission or other regulatory authority or exchange with respect to the securities covered by the Registration Statement, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary, appropriate or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: July 31, 2024	/s/ Clifton A. Pemble Clifton A. Pemble Director, President and Chief Executive Officer (Principal Executive Officer)
Date: July 31, 2024	/s/ Douglas G. Boessen Douglas G. Boessen Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

Date: July 31, 2024	/s/ Min H. Kao Dr. Min H. Kao Executive Chairman
Date: July 31, 2024	/s/ Susan M. Ball Susan M. Ball Director
Date: July 31, 2024	/s/ Jonathan C. Burrell Jonathan C. Burrell Director
Date: July 31, 2024	/s/ Joseph J. Hartnett Joseph J. Hartnett Director
Date: July 31, 2024	/s/ Catherine A. Lewis Catherine A. Lewis Director